Exhibit 10.64

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is entered into this 2nd day of May 2008 between Robert Gregg (“Gregg”) and NationsHealth, Inc. (the “Company” or “NationsHealth”) (collectively the “Parties”).

WHEREAS, the Parties are parties to that certain Separation Agreement and General Release, dated December 16, 2005 (the “Separation Agreement”), pursuant to which Gregg had certain put rights, including the right to deliver a Put Notice (as defined in the Separation Agreement) to the Company;

WHEREAS, on April 4, 2007, Gregg delivered a Put Notice (the “Put Notice”) to the Company, whereby Gregg put $750,000 worth of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), representing 500,000 shares of Common Stock, pursuant to the terms of the Separation Agreement. On or about July 16, 2007, 288,000 shares of Common Stock were transferred to the Robert Gregg Revocable Trust Dated December 18, 2000 (the “Gregg Trust”) by RGGPLS, LLC (f/k/a RGGPLS Holding, Inc.) (the “Stock Transfer”). On July 16, 2007, Gregg executed an Acknowledgement (the “Acknowledgement”), pursuant to which Gregg acknowledged that the proceeds from any sale of shares of Common Stock that Gregg received as part of the Stock Transfer to any third party shall satisfy a portion of the Company’s put obligation pursuant to the terms and conditions set forth in the Separation Agreement, subject to the Company satisfying any Put Shortfall (as defined in the Acknowledgement); and

WHEREAS, the Parties desire to provide for the terms of the Company’s payments to Gregg in connection with the Put Notice, and terminate any further obligations of the Company under the Put Notice and Section 2 of the Separation Agreement, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, each of the Parties agree as follows:

1. The above recitals are true and correct.

2. The Put Shortfall resulting from the sale of the 275,880 shares of Common Stock received by Gregg as part of the Stock Transfer equals $213,203.55 (the “Prior Shortfall Amount”). The Prior Shortfall Amount shall be paid by the Company to Gregg or his designee(s) pursuant to the following payment schedule (the “Prior Shortfall Payment Schedule”):

Date	Amount
Date hereof	$90,000.00
Date hereof	$39,000.00
June 1, 2008	$39,000.00
July 1, 2008	$39,000.00
August 1, 2008	$6,203.55

Subject to Paragraph 4(a) below, no interest shall accrue on any unpaid amounts of the Prior Shortfall Amount.

3. (a) If the closing of any Change of Control (as defined below) occurs before the purchase of the 224,120 shares of Common Stock from Gregg pursuant to Section 3(b) below, at such closing, the Company shall pay Gregg or his designee(s) an amount equal to (x) 224,120, multiplied by, (y) the difference between (A) $1.50, and (B) the consideration received by Gregg for the sale of such shares in such Change of Control, as finally determined.

(b) The Company shall either (x) arrange for the sale of 224,120 shares of Common Stock held by Gregg (or his related trust entities), or (y) purchase 224,120 shares of Common Stock from Gregg at the closing market price of such shares of Common Stock on the date of purchase by the Company, in either case, on or before September 1, 2008. Gregg or his designee shall receive the proceeds of such purchase, either by a third-party or the Company, on the date of such sale. The Parties anticipate that the proceeds of the sale of the 224,120 shares of Common Stock shall be less than $1.50 per share of Common Stock (the “Subsequent Shortfall”). The Company agrees to pay Gregg or his designee(s) the amount of the Subsequent Shortfall as follows: on the first day of each calendar month, commencing on August 1, 2008, the Company shall pay Gregg an amount equal to the lesser of (x) the Subsequent Shortfall, or (y) $40,000, until the Subsequent Shortfall is fully repaid. Notwithstanding the foregoing, in the event that (i) the sale of these 224,120 shares of Common Stock does not occur prior to August 1, 2008 and (ii) the proceeds of such sale are not less than $1.50 per share of Common Stock such that there is no Subsequent Shortfall, Gregg agrees to promptly repay to the Company any payments made to him pursuant to this Section 3(b).

4. (a) In the event the Company fails to make any payment required under Paragraph 2 or 3 above or Paragraph 4(b) below when due and such failure is not cured within five (5) days after written notice thereof is provided by Gregg to an officer of the Company, (i) all unpaid portions under such Paragraph shall bear interest at the rate of 12% per annum, compounded daily, from the date of such failure and (ii) such unpaid portions, together with any such interest thereon, shall become immediately due and payable by the Company; provided, that in no event shall the interest rate exceed the maximum rate allowable under law.

(b) In the event (i) the Company sells all or substantially all of its assets or enters into any transaction or series of transactions whereby holders of its voting securities immediately prior to such transaction(s) do not continue to own a majority of the Company’s (or its successor’s) outstanding voting securities immediately after such transaction(s), (ii) of a Bankruptcy Event (as defined below) (each a “Change of Control”) or (iii) any representation made by the Company pursuant to Paragraph 4(d) below is or becomes untrue and in some manner negatively impacts the Company’s ability to pay, or Gregg’s ability to receive or maintain, the payments required by this Agreement, all unpaid portions under Paragraphs 2 and 3 above (together with any interest that has accrued under Paragraph 4(a) above) shall become immediately due and payable by the Company. For purposes of this Paragraph 4(b), “Bankruptcy Event” shall mean the occurrence of any of the following:

(1) The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(2) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement.

(c) Each payment by the Company pursuant to this Agreement shall be made without set-off or counterclaim by the Company and shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Gregg. Further, the Company waives presentment, demand, protest or notice of any kind in connection with any such payment (except as specifically required by this Agreement) .

(d) The Company represents and warrants to Gregg as follows:

(1) The Company has all power and authority to execute, deliver and perform this Agreement and to consummate and perform each of the transactions contemplated hereby, and each of the transactions contemplated hereby have been duly authorized by all requisite action of the Company.

(2) Upon execution and delivery of this Agreement by the Company, this Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(3) No consent, approval or authorization of, or registration, qualification or filing with, any federal, state or local governmental or regulatory authority, or any other person, is required to be made by the Company in connection with the execution, delivery or performance of this Agreement or the consummation or performance by the Company of the transactions contemplated hereby.

(4) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not violate, contravene, trigger any rights or conflict with or require any consent under the Company’s governing documents or any provision of any agreement, instrument, law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or its properties.

5. Subject to the compliance by the Company of its obligations under this Agreement, Gregg shall have no further, and expressly waives, any additional or other rights to put shares of Common Stock to the Company, regardless of whether such rights are established, under the Separation Agreement or any prior written agreement with the Company.

6. (a) Subject to the last sentence of this paragraph, the compliance in all material respects by the Company of its obligations under this Agreement and the General Release and Non-Disparagement Agreement, of even date herewith (the “Company Release”), by and among the Company, Gregg Trust, Pamela Fay Gregg, and Pamela Fay Gregg and Kathryn G. Pincus as trustees of the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Robert Gregg 2004 Multigenerational Trust, and the compliance in all material respects by the Company Parties (as such term is defined in the RGGPLS Release, which is defined below) of each of their obligations under the General Release and Non-Disparagement Agreement (the “RGGPLS Release”), of even date herewith, by and among the Gregg Parties (as such term is defined in the RGGPLS Release) and such Company Parties, in consideration of the payment and mutual promises and covenants set forth in this Agreement, Gregg, on behalf of himself, his heirs, successors, current and former agents, representatives, attorneys, assigns, executors, trusts, beneficiaries, and administrator, hereby releases and forever discharges NationsHealth and each and all of its current and former parents, divisions, subsidiaries and affiliates, attorneys, stockholders, employees, representatives and agents and each and all of their predecessors, successors, assigns, officers, directors, managers, trustees and members (collectively, the “NationsHealth Group”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees) of any nature whatsoever, whether in law or in equity, which Gregg now has or ever may have had through the date hereof against the NationsHealth Group, including, but not limited to, any and all matters related in any way to Gregg’s direct or indirect equity interest in NationsHealth, the Separation Agreement and any other contractual or tort claims relating to Gregg’s direct or indirect equity interest in NationsHealth and Gregg’s separation from employment with NationsHealth. Notwithstanding the foregoing, nothing in this provision shall waive or supercede any obligations under this Agreement, the Company Release, the RGGPLS Release, or the Tag-Along and Piggyback Rights Agreement (the “Tag-Along and Piggyback Rights Agreement”), of even date herewith, by and among the Holders (as such term is defined therein) and the RGGPLS Parties (as such term is defined therein), or release or waive any obligations under Paragraphs 3(b) and 5 of the Separation Agreement.

(b) Subject to the last sentence of this paragraph and the compliance in all material respects by Gregg of his obligations hereunder and the RGGPLS Release, and the compliance in all material respects by the Gregg Parties under the RGGPLS Release and the Company Release, in consideration of the payment and mutual promises and covenants set forth in this Agreement, NationsHealth on behalf of itself and each and all of its current and former parents, divisions, subsidiaries and affiliates (collectively, the “NationsHealth Releasors”), hereby releases and forever discharges Gregg and each and all his heirs, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrators, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees) of any nature whatsoever, whether in law or in equity, which the NationsHealth Releasors now have or ever may have had through the date hereof against the Gregg, including, but not limited to, any and all matters related in any way to Gregg’s direct or indirect equity interest in NationsHealth and Gregg’s separation from NationsHealth. Notwithstanding the foregoing, nothing in this provision shall waive or supercede any obligations under this Agreement, the Company Release, the RGGPLS Release, the Tag-Along and Piggyback Rights Agreement, the Lock-Up Agreement (as defined below) or the Irrevocable Proxy in favor of RGGPLS, of even date herewith, binding on each of the Holders (as such term is defined therein), nor shall it release Gregg from any criminal acts impacting the Company or willful misconduct by Gregg of which the Company is not aware or should not have been aware at the time of execution of this Agreement that has a material adverse effect on the Company.

7. Gregg agrees that he and his agents will not publicize or disclose, directly or indirectly, the existence of this Agreement, the terms hereof, or the circumstances giving rise to the Agreement, to anyone other than Gregg’s attorney, accountant, financial advisor and members of his immediate family or as required by law. Gregg further agrees that he will advise any individual to whom the terms, conditions or existence of this Agreement have been disclosed of the confidentiality requirements of this paragraph and that he will use his best efforts to ensure that the confidentiality requirements are complied with in all respects.

8. Neither Party shall make or cause to be made, any written (including, but not limited to, any e-mails or internet postings, remarks or statements) or verbal assertions, statements, or other communications regarding such other Party (including all parents, subsidiaries, divisions of NationsHealth) or such other Party’s business or operations, which may be in any manner whatsoever defamatory, detrimental, disparaging or unfavorable to the other Party. Such restriction shall extend to all matters relating to such Party (including all parents, subsidiaries, divisions of NationsHealth), including all personal and business matters of such Party (including all parents, subsidiaries, divisions of NationsHealth). Notwithstanding the foregoing, Gregg shall not be prohibited by the foregoing sentences from providing or presenting objective, factual information about the Company and its management to the management of the Company or to any members of the Board of Directors of the Company, provided, however, (a) Gregg shall not be permitted to make disparaging or negative personal, character attacks or statements concerning any officer, employee or director of the Company in providing such information or making such presentation to such management or member of the Board of Directors of the Company, and (b) nothing in this Section 8 shall be construed as providing any rights to Gregg to attend meeting of, or make presentations to, the Board of Directors of the Company. The Parties acknowledge that damages at law would be an inadequate remedy for the breach by either Party of any of the provisions of this Paragraph 8, and agree that in the event of such breach such Party may obtain temporary and permanent injunctive relief restraining the violating Party from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Parties from pursuing any other remedies available at law or equity for such breach or threatened breach of Paragraph 8, or for any breach or threatened breach of any other provision of this Agreement. Each of the Parties understands and agrees that its covenant contained in this Paragraph 8 serves as material inducement for the Parties to enter into this Agreement and that its obligations under this Paragraph 8 survive the termination of this Agreement. Further, Gregg understands and agrees that his breach of the obligations set forth in this Paragraph 8 would be a material breach of this Agreement, entitling the Company to all available remedies at law and equity.

9. Gregg agrees to take all reasonable steps to assign to the Company all of his interests in the internet domain names: (a) www.uspgi.com and (b) www.unitedstatespharmaceuticalgroup.com.

10. On the date hereof, the Company shall pay attorney’s fees and costs actually incurred by Gregg in connection with the negotiation and execution of this Agreement, as well as any other matters relating to the prior discussions and negotiations between the Parties since late January 2008, up to a maximum amount of $65,000.

11. This Agreement constitutes a compromise settlement of disputed and contested matters between the Parties and is the product of arms-length negotiations. It shall not be construed as an admission of any sort by either of the Parties, nor shall it be used as evidence in a proceeding of any kind, except one in which one of the Parties alleges breach of the terms of this Agreement or one in which one of the Parties elects to use this Agreement as a defense to any claim.

12. This Agreement constitutes an integrated agreement, containing the entire understanding of the Parties with respect to the matters addressed herein and, except as set forth in this Agreement, no representations, warranties or promises have been made or relied on by the Parties. This Agreement shall prevail over any prior communications between the Parties or their representations relative to matters addressed herein.

13. Any claim, controversy, or dispute between Gregg and the Company (including, without limitation, the Company’s affiliates, subsidiaries, officers, employees, representatives or agents) arising out of or related to this Agreement (except as provided in Paragraph 8) shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Broward County in the State of Florida and conducted in accordance with the National Rules for the Resolution of Commercial Disputes. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the Parties to the same extent as Confidential Information must be held confidential by Gregg under the terms of this Agreement, and (b) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render a decision. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. The non-prevailing party, as determined by the arbitrator, shall pay the prevailing party for all reasonable legal fees and costs incurred by the prevailing party in connection with the enforcement of this Agreement, including those legal fees and costs incurred prior to the institution of an arbitration proceeding. Any arbitration award shall be final and binding upon the Parties, and any court having jurisdiction may enter a judgment on the award.

14. The Parties agree that a failure by any party at any time to require performance of any provision of this Agreement shall not waive, affect, diminish, obviate or void in any way that party’s full right or ability to require performance of the same, or any other provisions of this Agreement, at any time thereafter.

15. This Agreement shall be interpreted, enforced and governed under the laws of the State of Florida, without regard to conflict of laws principles.

16. Each Party agrees to take all reasonable steps necessary or advisable to effectuate the purposes of this Agreement.

17. The Parties warrant and represent that they have read and understand the foregoing provisions of this Agreement and that they and their respective signatories are fully authorized and competent to execute this Agreement on their behalves. Gregg further warrants and represents that he has not previously assigned or transferred any of the claims that are the subject of the release contained herein.

18. The Parties agree that any and all payments made hereunder in respect of Common Stock shall be accounted for in a manner expected to result in capital gains treatment of such payment for the recipient(s) thereof.

19. The Company and Gregg acknowledge that, concurrent with execution of this Agreement, (a) shares of Common Stock beneficially owned by the Gregg Trust and the Exempt Descendants Trust established under that certain unrecorded trust agreement known as the Robert Gregg 2004 Multigenerational Trust (the “Gregg Shares”) are being distributed by RGGPLS to such beneficial owners and registered in their respective names; (b) Gregg and such owners are entering into the Tag-Along and Piggyback Rights Agreement; and (c) Gregg and such owners are entering into the Lock-Up and Right of First Offer Agreement with RGGPLS (the “Lock-Up Agreement”). The Company and Gregg agree (a) the Gregg Shares are not subject to any restrictions on sale or transfer other than those restrictions contained in the Lock-Up Agreement and restrictions generally applicable under securities laws (and shall contain a legend reflecting all such restrictions), and (b) to take all reasonable steps necessary for holders to effects sales of the Gregg Shares in a manner consistent with the terms of the Lock-Up Agreement and otherwise after December 31, 2010, consistent with applicable securities laws, including without limitation, facilitating the delivery of any necessary and appropriate legal opinions by the Company’s legal counsel, and directing the transfer agent for the Company’s securities to register any Gregg Shares in the name(s) or account(s) designated by the purchaser or transferee of such shares, as appropriate.

[SIGNATURE BLOCKS APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement and General Release to be duly executed and delivered as of the date first above written.

NATIONSHEALTH, INC.
By: /s/ Timothy Fairbanks	/s/ Robert Gregg

Title: Chief Financial Officer	ROBERT GREGG